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                                                                    EXHIBIT 10.7

     AMENDED AND RESTATED ACCOUNTS RECEIVABLE AND INVENTORY LOAN AGREEMENT

     This Agreement ("Agreement") is entered into as of April 21, 1997, by and between SIGNATURE EYEWEAR, INC., a California corporation ("Borrower"), and CITY NATIONAL BANK, a national banking association ("CNB") and supersedes and replaces in its entirety that certain Amended and Restated Accounts Receivable and Inventory Loan Agreement dated as of April 22, 1996, as amended from time to time, between Borrower and CNB.

1. DEFINITIONS. As used in this Agreement, these terms have the following meanings:

     1.1 "ACCOUNT" or "ACCOUNTS" means any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper from any Person, whether now existing or hereafter arising or acquired, whether or not it has been earned by performance.

     1.2  "ACCOUNT DEBTOR" means the Person obligated on an Account.

     1.3 "AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under common control with Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. "Control" (including with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     1.4  "BANKER'S ACCEPTANCE COMMITMENT" is $1,500,000.00.

     1.5 "BORROWER'S LOAN ACCOUNT" means the statement of daily balances on the books of CNB in which will be recorded Revolving Credit Loans made by CNB to Borrower, payments made on such loans, and other appropriate debits and credits as provided by this Agreement. CNB will provide a statement of account for Borrower's Loan Account at least once each month on a date established by CNB, which statement will be accepted by and conclusively binding upon Borrower unless it notifies CNB in writing to the contrary, within five (5) days of receipt of such statement, or ten (10) days after sending of such statement if Borrower does not notify CNB of its non-receipt of the statement. Statements regarding other credit extended to Borrower will be provided separately.

     1.6 "BORROWING BASE" will be in an amount, determined by CNB, equal to the sum of.'

          1.6.1 Seventy five percent (75%) of the Eligible Accounts ("Accounts Advance Rate "); provided, however, the Accounts Advance Rate shall be reduced by five percent (5.0%) for each increment of five percent (5.0%) that dilution exceeds twelve percent (12%); and

          1.6.2 Forty percent (40%) of the Eligible Inventory ("Inventory Borrowing Base");

     In no event will (a) the Inventory Borrowing Base exceed the lesser of (i) $2,000,000.00 or (ii) the Accounts Borrowing Base or (b) the Borrowing Base exceed the Revolving Credit Commitment.

     1.7 "BORROWING BASE CERTIFICATE" means the certificate, in form and satisfactory to CNB, executed by Borrower to evidence the Borrowing Base.

     1.8  "BUSINESS DAY" means a day that CNB's Head Office is open and

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conducts a substantial portion of its business.

     1.9 "CASH FLOW FROM OPERATIONS" will be determined on a consolidated basis for Borrower and the Subsidiaries and means the sum of (a) net income after taxes and before extraordinary items in accordance with GAAP, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation, each of such items computed on an annualized basis.

     1.10 "CODE" means the Uniform Commercial Code of California except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state.

     1.11 "COLLATERAL" means all property securing the Obligations, as described in Section 8.

     1.12 "COMMERCIAL LETTERS OF CREDIT" means letters of credit issued pursuant to this Agreement and in response to Borrower's submission of an Irrevocable Letter of Credit Application and Security Agreement.

     1.13 "COMMITMENT" means CNB's commitment to make the Loans, issue Letters of Credit and create Banker's Acceptances in the aggregate principal amount outstanding at any one time of up to Six Million Seven Hundred Sixty Thousand Four Hundred Seventeen Dollars ($6,760,417.00).

     1.14 "DEBT" means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower or any Subsidiary for borrowed money, or reimbursement for open letters of credit and banker's acceptances, (b) all obligations of Borrower or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of Borrower or any Subsidiary to pay the deferred purchase price of property or services, (d) all capitalized lease obligations of Borrower or any Subsidiary, (e) all obligations or liabilities of others secured by a lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed, (f) all obligations guaranteed by Borrower or any Subsidiary, (g) all obligations, direct or indirect, for letters of credit, and (h) any other obligations or liabilities which are required by GAAP to be shown as liabilities on the balance sheet of Borrower or any Subsidiary.

     1.15 "DEBT SERVICE" means (a) the aggregate amount of Current Maturity of Long-Term Debt plus (b) all interest incurred on borrowed money, computed on an annualized basis. "Current Maturity of Long-Term Debt" means that portion of Borrower's consolidated long-term liabilities, determined in accordance with GAAP, which will, by the terms thereof, become due and payable within one (1) year following the date of the balance sheet upon which such calculations are based.

     1.16 "DILUTION" will be determined at the end of each month by CNB for the preceding twelve-month period by dividing total reductions, excluding cash collections of Accounts, by gross sales which gave rise to the Accounts for such twelve-month period.

     1.17 "ELIGIBLE ACCOUNT" means an Account of Borrower:

          1.17.1 Upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition;

          1.17.2 Against which is asserted no defense, counterclaim, discount or set-off, whether well-founded or otherwise;

          1.17.3 That is a true and correct statement of a bona fide

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indebtedness incurred in the amount of the Account for goods sold or leased and delivered to, or for services rendered to and accepted by, the Account Debtor;

          1.17.4 That is owned by Borrower free and clear of all liens, encumbrances, charges, interests and rights of others, except the security interests granted to CNB;

          1.17.5 That does not arise from a sale or lease to or for services rendered to an employee, stockholder, director, Subsidiary or Affiliate of Borrower or any entity in which any employee, stockholder, director, Subsidiary or Affiliate of Borrower has any interest;

          1.17.6 That is not the obligation of an Account Debtor that is the federal government unless perfected under the Federal Assignment of Claims Act of 1940, as amended;

          1.17.7 That is not the obligation of an Account Debtor located in a foreign country, except Canada, unless the obligation is insured by foreign credit insurance satisfactory to CNB or through a letter of credit negotiated through CNB with drawing documents in order;

          1.17.8 That is due and payable not more than sixty (60) days from the original invoice date unless otherwise agreed to in writing by CNB;

          1.17.9 As to which not more than ninety (90)) days has elapsed since the original invoice date;

          1.17.10 As to which the Account Debtor has not:

                  (i) died, suspended business, made a general assignment for the benefit of creditors, become the subject of a petition under the Bankruptcy Code or consented to or applied for the appointment of a receiver, trustee, custodian or liquidator for itself or any of its property;

                  (ii) become more than sixty (60) days past due, under the original terms of sale, with respect to 20% or more of the amounts owed by such Account Debtor to Borrower;

                  (iii) had its check in payment of an Account returned unpaid;
     or

                  (iv) become or appear to have become unable, in the opinion of CNB, to pay the Account in accord with its terms;

          1.17.11 That does not, when added to all other Accounts that are obligations of the Account Debtor to Borrower, result in a total sum that exceeds twenty percent (20%) of the total balance then due on all Accounts; and

          1.17.12 That is not an obligation owed by the Account Debtor which is evidenced by chattel paper or an instrument as those terms are defined in the Code.

     1.18 "ELIGIBLE INVENTORY" means Inventory, excluding work-in-process, raw materials, packing materials and supplies, which (a) is owned by Borrower free and clear of all liens, encumbrances and rights of others, except the security interests granted to CNB; (b) is permanently located in the United States of America and in the physical possession of Borrower; and (c) is not, in CNB's opinion, obsolete, unsalable, damaged, unfit for further processing or otherwise unacceptable to CNB. Eligible Inventory will be valued, in the case

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of finished goods, at the lower of cost or market in accordance with GAAP and, in the case of raw materials, at the lower of Borrower's cost, market, or CNB's independent determination of the resale value of raw materials in such quantities and on such terms as CNB deems appropriate.

     1.19 "EUROCURRENCY RESERVE REQUIREMENT" means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called "Eurocurrency Liabilities", including Regulation D (12 CFR 224).

     1.20 "GAAP" means generally accepted accounting principles, consistently applied.

     1.21 "INVENTORY" means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.

     1.22 "INTEREST PERIOD" means the period commencing on the date the LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending one (1), two (2), three
(3), or six (6) months thereafter, as selected by the Borrower; provided, however, (a) any Interest Period that would end on a day not a Business Day, will extend to the next Business Day; and (b) no Interest Period may extend beyond the Termination Date.

     1.23 "LETTERS OF CREDIT" means Commercial Letters of Credit up to the sum of $1,500,000.00 and Standby Letters of Credit up to the sum of $100,000.00.

     1.24 "LETTERS OF CREDIT COMMITMENT" is $1,600,000.00.

     1.25 "LETTER OF GUARANTEE" means the issuance by CNB of its letter of indemnity, bill of lading bond or release to carriers of merchandise shipped to Borrower and consigned to CNB to induce release of the merchandise by the carrier to Borrower in advance of receipt of documents required by the carrier to release the merchandise.

     1.26 "LIBOR LOAN COMMITMENT" is $4,000,000.00.

     1.27 "LIBOR BASE RATE" means the British Banker's Association definition of the London InterBank Offered Rates as made available by Telerate Monitor on Telerate Screen 3750, or such other information service available to CNB, for the applicable Interest Period for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan.

     1.28 "LIBOR INTEREST RATE" means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

                                LIBOR Base Rate
                           -------------------------
                     1 - Eurocurrency Reserve Requirement

     1.29 "LIBOR LOAN" means any Loan tied to the LIBOR Interest Rate.

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     1.30 "LOAN" or "LOANS" means the loans extended by CNB to Borrower pursuant to Section 2.

     1.31 "LOAN DOCUMENTS" means, individually and collectively, this Agreement, any note, guaranty, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to extensions of credit under this Agreement.

     1.32 "OBLIGATIONS" means all present and future liabilities and obligations of Borrower to CNB hereunder and all other liabilities and obligations of Borrower to CNB of every kind, now existing or hereafter owing matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefor.

     1.33 "PERSON" means any individual or entity.

     1.34 "POTENTIAL EVENT OF DEFAULT" means any condition that with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.

     1.35 "PRIME RATE" means the rate most recently announced by CNB at its principal office in Beverly Hills California as its "Prime Rate." Any change in the interest rate resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is announced by CNB.

     1.36 "REVOLVING CREDIT COMMITMENT" means CNB's commitment to make the Revolving Credit Loans in the aggregate principal amount at any one time of up to Six Million Dollars ($6,000,000.00).

     1.37 "STANDBY LETTERS OF CREDIT" means standby letters of credit issued pursuant to this Agreement and in response to Borrower's submission of an Irrevocable Standby Letter of Credit Application and Letter of Credit Agree ment.

     1.38 "SUBORDINATED DEBT" means Debt of Borrower or any Subsidiary, the repayment of which is subordinated, on terms satisfactory to CNB, to the Obligations.

     1.39 "SUBSIDIARY" means any corporation, the majority of whose voting shares are at any time owned, directly or indirectly, by Borrower and/or by one or more Subsidiaries.

     1.40 "TANGIBLE NET WORTH" means the total of all assets appearing on a balance sheet prepared in accordance with GAAP for Borrower and the Subsidiaries on a consolidated basis, minus (a) all intangible assets, including, without limitation, unamortized debt discount, Affiliate, employee, officer and stockholder receivables or advances, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Borrower's consolidated balance sheet, as determined in accordance with GAAP; minus (c) all obligations which are required by GAAP to be classified as a liability on the consolidated balance sheet of Borrower and the Subsidiaries; minus (d) minority interests; and minus (e) deferred income and reserves not otherwise classified as a liability on the consolidated balance sheet of Borrower and the Subsidiaries.

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     1.41 "TERMINATION DATE" means May 31, 1998, unless the term of this
Agreement is renewed by CNB for an additional period under Section 3, or such earlier termination date under Section 9.3 upon the occurrence of an Event of Default. Upon any renewal, the Termination Date will be the renewed maturity date determined by CNB.

     1.42 "TOTAL SENIOR LIABILITIES" means, as of any date of determination, the amount of all liabilities that should be reflected as a liability on a consolidated balance sheet of Borrower and the Subsidiaries prepared in accordance with GAAP, less Subordinated Debt.

2.   THE CREDIT.

     2.1 REVOLVING CREDIT LOAN. Subject to the terms of this Agreement, CNB agrees to make loans ("Revolving Credit Loans") to Borrower, from the date of this Agreement up to but not including the Termination Date, at such times as Borrower may request, up to the amount of the Borrowing Base. The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Revolving Credit Loans will at no time exceed the Borrowing Base.

          2.1.1 INTEREST. The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower's option, either (a) for a LIBOR Revolving Loan, the LIBOR Interest Rate plus two and one quarter of one percent (2.25%) per year, or (b) for a Prime Revolving Loan, the fluctuating Prime Rate plus one quarter of one percent (0.25%) per year. Interest on the Revolving Credit Loans and other charges incurred under this Agreement will be payable (a) if a Prime Revolving Loan, monthly in arrears, on the first day of each month for the previous month, commencing on the first such date following disbursement; (b) if a LIBOR Revolving Loan, (i) at the same time as interest payments are due on Prime Revolving Loans, and (ii) upon any prepayment of any LIBOR Revolving Loan (to the extent accrued on the amount prepaid); (c) on the date a Prime Revolving Loan is converted to a LIBOR Revolving Loan; and (d) at the Termination Date. A Revolving Credit Loan fled to the LIBOR Interest Rate is called a "LIBOR Revolving Loan," and a Revolving Credit Loan tied to the Prime Rate is called a "Prime Revolving Loan". A Revolving Loan will be a Prime Revolving Loan any time it is not a LIBOR Revolving Loan.

          2.1.2 PAYMENT FOR AMOUNTS EXCEEDING BORROWING BASE. Borrower will, immediately upon demand, repay the amount by which the unpaid principal amount of Borrower's Loan Account exceeds the amount CNB has agreed to lend under Section 2.1. The portion of the Revolving Credit Loans exceeding the Borrowing Base will bear additional interest of three percent (3.0%) per year over the rate set forth in Section 2.1.1 for Prime Loans.

     2.2 LETTER OF CREDIT AND BANKER'S ACCEPTANCE FACILITY. CNB will, at the request of Borrower any time up to the Termination Date, issue Letters of Credit and create Banker's Acceptances, in connection with drawings thereunder, for the account of Borrower. The aggregate face amount of outstanding Letters of Credit at any time will not exceed the lesser of (a) the Letter of Credit Commitment or
(b) the Borrowing Base less outstanding Revolving Credit Loans and Banker's Acceptances. The aggregate face amount of outstanding Banker's Acceptances at any time will not exceed the lesser of (a) the Banker's Acceptance Commitment or
(b) the Borrowing Base less Revolving Credit Loans and Letters of Credit outstanding.

          2.2.1 ISSUANCE OF LETTERS OF CREDIT. Commercial Letters of Credit will be issued to finance the import of merchandise in accordance with an Irrevocable Letter of Credit Application and Security Agreement submitted by

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Borrower and incorporated herein by this reference, subject to the terms of this
Agreement in the event of any conflict herewith. Standby Letters of Credit will be issued in accordance with an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement submitted by Borrower and incorporated herein by this reference, subject to the terms of this Agreement in the event of any conflict herewith. Letters of Credit will be issued on the normal documentation used by CNB from time to time in accord with the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500. Commercial Letters of Credit will expire no more than 60 days after issuance. Unless CNB otherwise agrees in writing, no Standby Letter of Credit may expire after the Termination Date. Standard CNB fees and charges will apply to the issuance of Letters of Credit.

          2.2.2 CREATION OF BANKER'S ACCEPTANCES. Banker's Acceptances will be created in response to Borrower's request or the acceptance by CNB of a draft drawn against a Letter of Credit not payable at sight, on the normal documentation used by CNB, and will mature within 120 days. Creation of Banker's Acceptances will be subject to standard CNB fees and charges plus, if applicable, a payment equal to the CNB Banker's Acceptance Discount Rate plus three and one eighths of one percent (3.125%). There will be no obligation to accept drafts which would:

                    (A)  not be eligible for discount by a Federal Reserve Bank;

                    (B) become a liability subject to reserve requirements trader any regulation of the Board of Governors of the Federal Reserve System; or

                    (C) cause CNB to violate any lending limit imposed upon CNB by any law, regulation or administrative order.

          2.2.3 REIMBURSEMENT FOR FUNDING LETTER OF CREDIT. Any sight drawing under a Letter of Credit will be deemed to be an irrevocable request for a Revolving Credit Loan under this "Agreement. Borrower's obligation to reimburse CNB may also be satisfied by charging Borrower's demand deposit account if requested by Borrower. drawings under Letters of Credit which axe not payable at sight will be deemed to be requests for the creation of Banker's Acceptances hereunder. CNB's obligation under this Subsection to make a Revolving Credit Loan or create a Banker's Acceptance will exist irrespective of the existence of any Potential Event of Default or Event of Default.

          2.2.4 REIMBURSEMENT FOR PAYMENT OF BANKER'S ACCEPTANCES. The creation of a Banker's Acceptance will be deemed to be an irrevocable request for a Revolving Credit Loan made at the maturity date of the Banker's Acceptance. Borrower's obligation to pay such accepted draft may, at Borrower's request, be satisfied by charging Borrower's demand deposit account. CNB's obligation under this Subsection to make a Revolving Credit Loan will exist irrespective of the existence of any Potential Event of Default or Event of Default.

     2.3 EXISTING TERM LOANS. The following existing Term Loans will be governed by this Agreement, including but not limited to the provisions of
Section 3.2:


         DESCRIPTION                DATE     ORIGINAL PRINCIPAL AMOUNT

         Note #24492              12/13/96          $500,000.00
         Note #95503              06/19/95          $400,000.00
         Note #95504              09/19/95          $125,000.00


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     2.4  LETTERS OF GUARANTEE FACILITY.  Subject to the terms of this
Agreement and upon the written application of Borrower, CNB will issue up to, but not including the Termination Date, Letters of Guarantee in an aggregate amount outstanding at any one time not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) for the account of Borrower.

          2.4.1 ISSUANCE OF LETTERS OF GUARANTEE. Letters of Guarantee will be issued in accordance with all Application for Letter of Guarantee submitted by Borrower and incorporated herein by reference, subject to the terms of this Agreement in the event of any conflict herewith. Letters of Guarantee will be issued on normal documentation used by or acceptable to CNB from time to time. Standard CNB charges will apply to the issuance of Letters of Guarantee.

          2.4.2 REIMBURSEMENT FOR FUNDING LETTER OF GUARANTEE. Any payment by CNB under a Letter of Guarantee will be deemed to be an irrevocable request for a Revolving Credit Loan under this Agreement. Borrower's obligation to reimburse CNB may also be satisfied by charging Borrower's demand deposit account if requested by Borrower. CNB's obligation under this Subsection to make a Revolving Credit Loan will exist irrespective of the existence of any Potential Event of Default or Event of Default.

     2.5  LIBOR LOAN TERMS AND CONDITIONS

          2.5.1 PROCEDURE FOR LIBOR LOANS. Borrower may request that a Revolving Credit Loan be a LIBOR Loan (including conversion of a Prime Revolving Loan to a LIBOR Revolving Loan, or continuation of a LIBOR Revolving Loan as a LIBOR Revolving Loan upon the expiration of the Interest Period). Borrower's request will be irrevocable, will be made to CNB using the "Notice of Borrowing" form attached hereto as Exhibit "A," no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the day the LIBOR Loan is to be made. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and any outstanding LIBOR Loan will be deemed a Prime Loan upon expiration of the Interest Period.

          2.5.2 AVAILABILITY OF LIBOR LOANS. Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $100,000.00. Borrower may have Prime Loan and LIBOR Loan outstanding simultaneously.

          2.5.3 PREPAYMENT OF PRINCIPAL. Borrower may not make a partial principal prepayment on a LIBOR Loan. Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period, provided, however, that such prepayment is accompanied by a fee ("LIBOR Prepayment Fee") equal to the amount, if any, by which (a) the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the amount of the LIBOR Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. CNB's calculation of the LIBOR Prepayment Fee will be deemed conclusive absent manifest error.

          2.5.4     SUSPENSION OF LIBOR LOANS.  If CNB, on any Business
Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower's right to select LIBOR Loan will be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be.
During such suspension, new Loans, outstanding Prime Loans, and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

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     2.6  OPTIONAL PREPAYMENTS.  Subject to the provisions of Section 2.4.3,
Borrower will have the right to prepay any Term Loan provided that (a) each partial payment will be in an amount equal to the amount of the normal monthly payment or an integral multiple thereof (b) on each prepayment, Borrower will pay the accrued interest on the prepaid principal, to the date of such prepayment, and (c) all prepayments will be applied to principal installments in the inverse order of their maturities.

     2.7 DEFAULT INTEREST RATE. From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans and any other amounts due CNB hereunder (and interest to the extent permitted by law) will bear additional interest at a fluctuating rate equal to five percent (5.0%) per year higher than the interest rate as determined in Sections 2.1.1 and 2.1.3, until the Event of Default has been cured; provided, however, for purposes of this Section, a LIBOR Loan will be treated as a Prime Loan upon the termination of the Interest Period. All interest provided for in this Section will be compounded monthly and payable on demand.

     2.8 PAYMENTS. All payments will be in United States Dollars and in immediately available funds. Interest will accrue daily and will be computed on the basis of a 360-day year, actual days elapsed. All payments of principal, interest, fees and other charges incurred under this Agreement will be made by charging, and Borrower hereby authorizes CNB to charge, Borrower's demand deposit account or Borrower's Loan Account. Borrower also authorizes CNB to charge to Borrower's demand deposit account or Borrower's Loan Account any payment credited against the Obligations which is dishonored by the drawee or maker thereof.

3.   TERM AND TERMINATION.

     3.1 ESTABLISHMENT OF TERMINATION DATE. The term of this Agreement will begin as of the date hereof and continue until the Termination Date, unless the term is renewed for an additional period by CNB giving Borrower prior written notice, in which event the Termination Date will mean the renewed maturity date set forth in such notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 9.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.

     3.2 OBLIGATIONS UPON THE TERMINATION DATE. Borrower will, upon the Termination Date:

          3.2.1 Repay the amount of the balance due as set forth in Borrower's Loan Account plus any accrued interest, fees and charges;

          3.2.2 Pay CNB cash in the aggregate face amount of the Letters of Credit outstanding to be held as cash collateral for Borrower's obligation to reimburse CNB upon the funding of such Letters of Credit;

          3.2.3 Pay CNB cash in the aggregate face amount of the Banker's Acceptances outstanding to be held by CNB to make payment under the drafts which have been accepted; and

          3.2.4 Pay the amounts due on all other Obligations owing to CNB. In this connection and notwithstanding anything to the contrary contained in the instruments evidencing such Obligations, the Termination Date hereunder will constitute the maturity date of such other Obligations.

     3.3 SURVIVAL OF RIGHTS. Any termination of this Agreement will not affect the fights, liabilities and obligations of the parties with respect to any Obligations outstanding on the date of such termination. Until all Obligations have been fully repaid, CNB will retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower will continue to assign all Accounts to CNB and to immediately turn over to CNB, in kind, all collections received on the Accounts.

4.   CONDITIONS PRECEDENT.

     4.1 EXTENSION OF CREDIT. The obligation of CNB to make any Loan or other extension of credit hereunder is subject to CNB's receipt of each of the following, in form and substance satisfactory to CNB, and duly executed as required by CNB:

          4.1.1 All Loan Documents required by CNB, including but not limited to this Agreement and any guaranties required hereunder;

          4.1.2 (a) a copy of Borrower's Articles of Incorporation; (b) a Resolution of Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and any other documents required pursuant to this Agreement, certified by Borrower's corporate secretary;, and, (c) a copy of the last certificate fried on behalf of Borrower containing the information required by California Corporations Code Section 1502(a) or Section 2117(a), as applicable;

          4.1.3 (a) executed copies (and acknowledgement copies to the extent reasonably available) of financing statements (Form UCC-1) duly filed under the Code in all such jurisdictions as may be necessary or, in CNB's opinion, desirable to perfect CNB's security interests created under this Agreement; and (b) evidence that all filings, recordings and other actions that are necessary or advisable, in CNB's opinion, to establish, preserve and perfect CNB's security interests and liens as legal, valid and enforceable first security interests and liens in the Collateral have been effected;

          4.1.4 Evidence that the insurance required by Section 6.5 hereof is in effect; and

          4.1.5 A complete list of claims made against Borrower together with an opinion of Borrower's counsel with respect to such claims, that the representations contained in Section 5 are true and correct as of the date of this Agreement.

     4.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB's satisfaction:

          4.2.1     The representations and warranties of Borrower set forth in
Section 5 will be true and correct on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date;

          4.2.2 No Guarantor will have revoked his, her or its guaranty and no such guaranty will have become otherwise unenforceable with respect to future advances;

          4.2.3 No holder of Subordinated Debt will be in violation of his, her or its Subordination Agreement executed in favor of CNB, and such Subordination Agreement is enforceable with respect to future advances;

          4.2.4 There will be in full force and effect in favor of CNB a legal, valid and enforceable first security interest in, and a valid and binding first lien on the Collateral; and CNB will have received evidence, in form and substance acceptable to CNB, that all filings, recordings and other actions that are necessary or advisable, in the opinion of CNB, in order to establish, protect, preserve and perfect CNB's security interests and liens as legal, valid and enforceable first security interests and liens in the Collateral have been effected;

          4.2.5 There will have occurred no Event of Default or Potential Event of Default; and

          4.2.6 All other documents and legal matters in connection with the transactions described in this Agreement will be satisfactory in form and substance to CNB.

5. REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties, which will survive the making and repayment of the Loans and other extensions of credit:

     5.1 CORPORATE EXISTENCE, POWER AND AUTHORIZATION. Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower's powers and have been duly authorized by the Board of Directors of Borrower and do not require any consent or approval of the stockholders of Borrower.

     5.2 BINDING AGREEMENT. The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

     5.3 ANCILLARY DOCUMENTS. To the extent that any security agreement, subordination agreement or guaranty is required to be executed by a Subsidiary or Affiliate, the representations and warranties set forth in Sections 5.1 and
5.2 are also true and correct with respect to such Subsidiary and Affiliate and such document.

     5.4 OTHER AGREEMENTS. The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board) or any order of any governmental authority, court or arbitration board or the Articles of Incorporation or Bylaws of Borrower, or result in the breach of or a default under any provisions of any agreement to which Borrower is a party.

     5.5 LITIGATION. There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower, any Subsidiary or Guarantor, or any of their respective properties which, if adversely determined, would have a material adverse effect on the business, operation or condition, financial or otherwise, of Borrower or any Subsidiary or Guarantor.

     5.6 FINANCIAL CONDITION. The most recent financial statements of Borrower and each Guarantor, if any, copies of which have been delivered to CNB, have been prepared in accordance with GAAP and are true, complete and correct and fairly present the financial condition of Borrower, its Subsidiaries and each Guarantor, including operating results, as of the accounting period referenced therein. There has been no material adverse change in the financial condition or business of Borrower or any Subsidiary or Guarantor since the date of such financial statements. Neither Borrower nor any Subsidiary or Guarantor has any material Liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.

     5.7 NO VIOLATIONS. Borrower is not, nor is any Subsidiary, in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject.

     5.8 COLLATERAL. Borrower owns and has possession of and has the right and power to grant a security interest in the Collateral, and the Collateral is genuine and free from liens, adverse Claims, set-offs, defaults, prepayments, defenses and encumbrances except those in favor of CNB. No bills of lading, warehouse receipts or other documents or instruments of rifle are outstanding with respect to the Collateral or any portion of the Collateral, in favor of a Person other than Borrower. The office where Borrower keeps its records concerning all Accounts and where it keeps the bulk of its Inventory is 498 North Oak Street, Inglewood, California 90302.

     5.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). No "Reportable Event" (as defined in ERISA and the regulations issued thereunder [other than a "Reportable Event" not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation ("PBGC") under such regulations]) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the PBGC in connection with any such plan.

     5.10 CONSENTS. No consent, license, permit, or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery and performance by Borrower of this Agreement or the transactions contemplated hereby.

     5.11 USE OF PROCEEDS. The proceeds of the Revolving Credit Loans will be used by Borrower solely for working capital purposes in the normal course of business.

     5.12 REGULATION U. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.

     5.13 ENVIRONMENTAL MATTERS.

          5.13.1 The operations of Borrower and each Subsidiary comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations and ordinances and fully comply with all terms of all required permits and licenses.

          5.13.2 Borrower and each Subsidiary have received no notices of threatened or pending governmental or private civil, criminal or administrative proceeding regarding any environmental or health and safety statute, regulation or ordinance and have not been subject to any federal, state or local investigations, inspections or orders regarding any environmental or health and safety statute, regulation or ordinance.

          5.13.3 Neither Borrower nor any Subsidiary knows of any facts or conditions which may exist which may subject Borrower or any Subsidiary to liability or contingent liability and neither Borrower nor any Subsidiary is presently liable or contingently liable for any removal, remedial, response or other costs or damages in connection with any release into the environment of toxic or hazardous substances or waste included on any federal, state or local hazardous chemical or substance lists under any federal, state or local statute, regulation or ordinance.

          5.13.4 Borrower will, at all times, indemnify and hold CNB (which for purposes of this Section and Section 10.8 includes CNB's parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys and assigns) harmless from and against any liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys' fees [which attorneys may be employees of CNB, or may be outside counsel]), costs, settlements, judgments or recoveries (collectively, "Claims") directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance on, under, or about Borrower's property or operations or property leased to or used by Borrower. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any Federal, state, or local law. This indemnity will survive the Termination Date and the repayment of all Obligations of Borrower to CNB.

6. AFFIRMATIVE COVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants:

     6.1  COLLATERAL.

          6.1.1 Borrower will, on demand of CNB, make available to CNB, shipping and delivery receipts evidencing the shipment of the goods which gave rise to an Account; completion certificates or other proof of the satisfactory performance of services which gave rise to an Account; a copy of the invoice for each Account; and Borrower's copy of any written contract or order from which an Account arose. Unless previously requested by Borrower in writing to return such documents, CNB will be authorized to destroy any such documentation six (6) months after its receipt by CNB;

          6.1.2 Borrower will advise CNB within ten (10) days whenever an Account Debtor refuses to retain, or returns, any goods from the sale of which an Account arose, and will comply with any instructions which CNB may give regarding the sale or other disposition of such returns;

          6.1.3 Borrower will give CNB, upon request, specific assignments of Accounts after they come into existence, and schedules of Accounts, the form and content of such assignments and schedules to be satisfactory to CNB; but, despite this provision for express assignments to CNB, CNB will have a continuing security interest in all Accounts irrespective of whether some Accounts are omitted from such assignments or whether any assignments are ever given; and Borrower will execute and deliver to CNB any instrument, document, financing statement, assignment or other writing which CNB may deem necessary or desirable to carry out on the terms of this Agreement, to perfect CNB's security interest in the Accounts, and any other Collateral for the Obligations, or to enable CNB to enforce its security interest in any of the foregoing;,

          6.1.4 Borrower will maintain, in accord with sound accounting practices, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom. Borrower will not change the accounting method used to determine Borrower's Inventory cost without CNB's prior written approval. Borrower will permit representative(s) of CNB, at any reasonable time, to inspect, audit, examine and make extracts or copies from all books, records and other data relating to the Collateral, to inspect any of Borrower's properties and to confirm balances due on Accounts by direct inquiry to Account Debtors, and will give CNB, promptly upon request, all information regarding the business or finances of Borrower;

          6.1.5 Borrower will, if requested by CNB, mark its records concerning its Inventory and Accounts in a manner satisfactory to CNB to show CNB's security interest therein;

          6.1.6 Borrower will, if requested by CNB, provide CNB with a current physical count of its Inventory in the manner specified by CNB;

          6.1.7 Borrower will endorse to the order of and deliver to CNB any negotiable instrument accepted by Borrower in lieu of payment in accord with the original terms of sale;

          6.1.8 Borrower will pay CNB, upon demand, the cost, including, but not limited to reasonable attorneys' fees and expenses (which counsel may be CNB employees) expended or incurred by CNB (or allocable to CNB's in-house counsel) in the collection or enforcement of any Accounts or other Collateral if CNB itself undertakes such collection or enforcement, together with all taxes, charges and expenses of every kind or description paid or incurred by CNB under or with respect to loans hereunder or any Collateral therefor and Borrower authorizes CNB to charge the same to any deposit account of Borrower or Borrower's Loan Account maintained with CNB;

          6.1.9 Borrower will promptly notify CNB of any occurrence or discovery of any event which would cause or has caused a previously Eligible Account to become ineligible; and

          6.1.10 Borrower will maintain the tangible Collateral in good condition and promptly notify CNB of any event causing loss or reduction of value of Collateral and the amount of such loss or reduction.

     6.2 FINANCIAL STATEMENTS. Borrower will furnish to CNB on a continuing basis:

          6.2.1 Within forty-five (45) days after the end of each quarterly accounting period of each fiscal year, a financial statement internally prepared, consisting of not less than a balance sheet and income statement, prepared in accordance with GAAP and accompanied by the following:. (a) supporting schedules of costs of goods sold, operating expenses and other income and expense items, and (b) Borrower's certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto.

          6.2.2 Within one hundred twenty (120) days after the close of Borrower's fiscal year, a copy of the annual audit report for Borrower and the Subsidiaries, including therein a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, the balance sheet, income statement and statement of cash flows to be audited by a certified public accountant acceptable to CNB, certified by such accountant to have been prepared in accordance with GAAP and accompanied by the following:.
(a) supporting schedules of costs of goods sold, operating expenses and other income and expense items, and Co) Borrower's certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto;

and

          6.2.3 Within fifteen (15) days of filing, a copy of the Federal Income Tax Return of Borrower and each Guarantor, if any.

     6.3 COLLATERAL REPORTS. Borrower will supply the following collateral reports, together with such additional information, reports and/or statements as CNB may reasonably request, within fifteen (15) days after the end of each month:

          6.3.1 A listing and aging by invoice date of all accounts receivable and accounts payable (together with a current list of the names, addresses, sales and payment terms, and detail of outstanding balances due by invoice date from all Account Debtors);

          6.3.2 A reconciliation of such aging with the previous aging delivered to CNB and CNB account records;

          6.3.3 A listing of all Inventory, setting out types, locations and dollar value, which dollar value is in conformity with GAAP, in form acceptable to CNB; and

          6.3.4     A Borrowing Base Certificate.

     6.4 TAXES AND PREMIUMS. Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, governmental charges, and real and personal taxes including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required hereunder, prior to the date upon which penalties are attached thereto. CNB may pay, for the account of Borrower, any of the foregoing which Borrower fails to pay; any such amounts will be debited to Borrower's Loan Account and will be paid by Borrower to CNB, with interest thereon at the rate stated in
Section 2.1.1 (exclusive of LIBOR Loans), upon demand.

     6.5  INSURANCE.

          6.5.1 Borrower will, and will cause each Subsidiary to, (a) keep its Inventory, equipment and any other tangible personal property which is Collateral insured for the benefit of CNB under a standard mortgagee protection clause (to whom any loss will be payable) in such amounts, by such companies and against such risks as may be satisfactory to CNB; (b) pay the cost of all such insurance; and (c) deliver certificates evidencing such insurance to CNB (and copies of policies if requested); and Borrower hereby assigns to CNB all right to receive proceeds of such insurance, and agrees to direct any insurer to pay all proceeds directly to CNB, and authorizes CNB to endorse Borrower's name to any draft or check for such proceeds;

          6.5.2 In addition to the insurance required above, Borrower will, and will cause each Subsidiary to, maintain insurance of the types and in amounts customarily carried in its lines of business, including, but not limited to, fire, public liability, property damage, business interruption and worker's compensation, such insurance to be carried with companies and in amounts satisfactory to CNB, and deliver to CNB, upon request, schedules setting forth all insurance then in effect; and

          6.5.3 If Borrower fails to provide and maintain the policies of insurance required hereunder, CNB may, but is not obligated to, procure such insurance, and Borrower will pay all premiums thereon promptly upon demand by CNB, together with interest thereon at the rate set forth in Section 2.1.1 hereof (exclusive of LIBOR Loans) from the date of expenditure until reimbursement by Borrower.

     6.6 NOTICE. Borrower will promptly advise CNB in writing of (a) the opening of any new, or the dosing of any existing, places of business, each location at which Inventory or equipment is or will be kept, and any change of Borrower's name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default or Potential Event of Default; (c) any litigation pending or threatened where the amount or amounts in controversy exceed $100,000.00; (d) any unpaid taxes which are more than fifteen (15) days delinquent; and (e) any other matter which might materially or adversely affect Borrower's or any Subsidiary's or Guarantor's financial condition, property or business.

     6.7 FAIR LABOR STANDARDS ACT. Borrower will, and will cause each Subsidiary to, comply with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act.

     6.8 CORPORATE EXISTENCE. Borrower will, and will cause each Subsidiary to, maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business.

     6.9 COMPLIANCE WITH LAW. Borrower will, and will cause each Subsidiary to, comply with all requirements of all applicable laws, rules, regulations (including, but not limited to, ERISA with respect to each of their benefit plans, and all environmental and hazardous materials laws), orders of any governmental agency and all material agreements to which they are a party.

     6.10 FINANCIAL TESTS.  Borrower will maintain at all times:

          6.10.1 Tangible Net Worth plus Subordinated Debt of not less than $2,400,000.00 as of April 30, 1997, and $2,750,000.00 thereafter;

          6.10.2 A ratio of Total Senior Liabilities to Tangible Net Worth plus Subordinated Debt of not more than (a) 3.55 to 1 as of April 30, 1997 and
(b) 3.0 to 1 thereafter;

          6.10.3 A ratio of Cash Flow from Operations to Debt Service of not less than 1.5 to 1; and

          6.10.4 Net income after taxes of greater than zero per fiscal quarter.

7. NEGATIVE COVENANTS. Borrower agrees that until payment in full of all the Obligations, Borrower will not, nor will it permit any Subsidiary to, do any of the following, without CNB's prior written consent:

     7.1  BORROWING.  Create, incur, assume or permit to exist any Debt except
(a) Debt to CNB, (b) Subordinated Debt, and (c) trade Debt in the ordinary course of Borrower's business and (d) purchase money debt in an aggregate amount not to exceed $200,000.00 per Borrower's fiscal year incurred in connection with the acquisition of capital assets (including capitalized lease expenditures).

     7.2 SALE OF ASSETS. Sell, lease or otherwise dispose of any of Borrower's or any Subsidiary's assets, other than merchandise Inventory and equipment in the ordinary course of business.

     7.3 LOANS. Make loans or advances to any Person, except credit extended to employees or to customers in the ordinary course of business.

     7.4 CONTINGENT LIABILITIES. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person, including Borrower, a Subsidiary or Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities in favor of CNB.

     7.5 INVESTMENTS. Purchase or acquire the obligations or stock of, or any other interest in, any partnership, joint venture or corporation, except (a) direct obligations of the United States of America; or Co) investments in certificates of deposit issued by, and other deposits with, commercial banks organized under the United States or a State thereof having capital of at least One Hundred Million Dollars ($100,000,000.00).

     7.6 MORTGAGES, LIENS, ETC. Mortgage, pledge, hypothecate, grant or contract to grant any security interest of any kind in any property or assets, to anyone except CNB.

     7.7 INVOLUNTARY LIENS. Permit any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days.

     7.8  SALE AND LEASEBACK.  Enter into any sale-leaseback transaction.

     7.9 MERGERS AND ACQUISITIONS. Enter into any merger or consolidation, or acquire all or substantially all the assets of any Person, except a Subsidiary may be merged into or consolidated with another Subsidiary or with Borrower.

     7.10 DIVIDENDS AND PURCHASE OF STOCK. Redeem or repurchase stock or partnership interests, declare or pay any dividends or make any distribution, whether of capital, income or otherwise, and whether in cash or other property, except that any Subsidiary may declare distributions to Borrower; provided, however, if Borrower for the 1997 fiscal year continues as a Sub-Chapter S corporation under the federal or state income tax laws, distributions may be made to Borrower's shareholders in an aggregate maximum amount equal to Borrower's net income before tax during fiscal year 1997 and 1998. If Borrower, in subsequent fiscal years, continues as a Sub-Chapter S corporation, distribution may be made to Borrower's shareholders in an aggregate maximum amount per year equal to fifty percent (50%) of Borrower's net income after tax for that fiscal year.

     7.11 EVENT OF DEFAULT. Permit a default to occur under any document or instrument evidencing Debt incurred under any indenture, agreement or other instrument under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

8.   SECURITY AGREEMENT.

     8.1 GRANT OF SECURITY INTEREST. To secure all Obligations hereunder as well as all other Obligations to CNB, Borrower hereby grants and transfers to CNB a continuing security interest in the following property whether now owned or hereafter acquired:

          8.1.1     All of Borrower's Inventory;,

          8.1.2     All of Borrower's Accounts;

          8.1.3 All of Borrower's general intangibles as that term is defined in the Code;

          8.1.4 All of Borrower's equipment, as that term is defined in the Code;

          8.1.5 All of Borrower's interest in any patents (now existing or pending), copyrights, trade names, trademarks and service marks useful to the operation of Borrower's business;

          8.1.6 All notes, drafts, acceptances, instruments, documents of title, policies and certificates of insurance, chattel paper, guaranties and securities now or hereafter received by Borrower or in which Borrower has or acquires an interest;

          8.1.7 All cash and noncash proceeds of the foregoing property, including, without limitation, proceeds of policies of fire, credit or other insurance;

          8.1.8 All of Borrower's books and records pertaining to any of the Collateral described in this Section 8.1; and

          8.1.9 Any other Collateral which CNB and Borrower may designate as additional security from time to time by separate instruments.

     8.2 NOTIFICATION OF ACCOUNT DEBTORS. CNB will have the fight to notify any Account Debtor to make payments directly to CNB, take control of the cash and noncash proceeds of any Account, and settle any Account, which fight CNB may exercise at any time whether or not an Event of Default has occurred or whether Borrower was theretofore making collections thereon. Until CNB elects to exercise such right, Borrower is authorized on behalf of CNB to collect and enforce the Accounts. Immediately upon CNB's request, Borrower will deliver to CNB for application in accord with this Agreement, all checks, drafts, cash and other remittances in payment or on account of payment of its Accounts on the banking day following the receipt thereof, and in precisely the form received, except for the endorsement of Borrower where necessary to permit collection of the items, which endorsement Borrower hereby agrees to make. Pending such delivery, Borrower will not commingle any such checks, cash, drafts and other remittances with any of its other funds or property, but will hold them separate and apart therefrom expressly in trust for CNB. All such remittances will be accompanied by such statements and reports of collections and adjustments as CNB may specify.

     8.3 ATTORNEY-IN-FACT. CNB or any of its officers is hereby irrevocably made the true and lawful attorney for Borrower with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of moneys which are payable to Borrower and constitute collections on Accounts; (b) execute in the name of Borrower any schedules, assignments, instruments, documents and statements which Borrower is obligated to give CNB hereunder: (c) receive, open and dispose of all mail addressed to Borrower; (d) notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as CNB will designate; and (e) do such other acts in the name of Borrower which CNB may deem necessary or desirable to enforce any Account or other Collateral. The powers granted CNB hereunder are solely to protect its interests in the Collateral and will not impose any duty upon CNB to exercise any such powers.

9.   EVENTS OF DEFAULT AND PROCEEDINGS UPON DEFAULT.

     9.1 EVENTS OF DEFAULT. After expiration of any applicable cure period set forth in Section 9.2, the following will constitute Events of Default under this
Agreement:

          9.1.1 Borrower fails to pay when due any installment of principal or interest or any other amount payable under this Agreement, including but not limited to amounts payable under Section 2.1.2;

          9.1.2 Any Person, or any Subsidiary of any Person, which is a party to any Loan Document fails to perform or observe any of the terms, provisions, covenants, agreements or obligations;

          9.1.3 Any financial statement, representation or warranty made or furnished by Borrower or any Subsidiary or Guarantor in connection with the Loan Documents proves to be in any material respect incorrect;

          9.1.4 The entry of an order for relief or the filing of an involuntary petition with respect to Borrower or any Subsidiary or Guarantor under the UNITED STATES BANKRUPTCY CODE; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or any Subsidiary or Guarantor; or Borrower or any Subsidiary or Guarantor makes a general assignment for the benefit of creditors;

          9.1.5 CNB's security interest in or lien on any portion of the Collateral becomes impaired or otherwise unenforceable;

          9.1.6 Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;

          9.1.7 Borrower or any Subsidiary neglects, fails or refuses to keep in full force and effect any governmental permit, license or approval which is necessary to the operation of its business;

          9.1.8 All or substantially all of the property of Borrower or any Guarantor or Subsidiary is condemned, seized or otherwise appropriated;

          9.1.9 The occurrence of (a) a Reportable Event (as defined in ERISA) which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which might constitute grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a), (b) or (c) results in a significant monetary liability to Borrower;

          9.1.10 Bernard Weiss and Julie Heldman together no longer control at least fifty one percent (51%) of the stock of Borrower except under the conditions of an initial public offering;

          9.1.11 Any obligee of Subordinated Debt fails to comply with the provisions of the documents evidencing such Subordinated Debt or any Subordination Agreement;

          9.1.12 Any Guarantor dies, becomes incapacitated, or revokes his or its Guaranty, or such Guaranty becomes otherwise unenforceable with respect to future advances; or

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

          9.1.13    The Termination Date is not extended.

     9.2 NOTICE OF DEFAULT AND CURE OF POTENTIAL EVENTS OF DEFAULT. Except with respect to the Events of Default specified in Sections 9.1.1, 9.1.4 or
9.1.5 above, and subject to the provisions of Section 9.4, CNB will give Borrower at least ten (10) days' written notice of any event which constitutes, or with the lapse of time would become, an Event of Default, during which time Borrower will be entitled to cure same.

     9.3 CNB'S REMEDIES. Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may
(a) declare the principal of and accrued interest on the Loans immediately due and payable in full, whereupon the same will immediately become due and payable;
(b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting CNB's rights and security interest in the Collat eral and without affecting the Obligations owing by Borrower to CNB; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to the Collateral.

     9.4 ADDITIONAL REMEDIES. Notwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including, but not limited to, seeking injunctive relief and the appointment of a receiver, whether an Event of Default or Potential Event of Default has occurred under this Agreement.

10.  MISCELLANEOUS.

     10.1 REIMBURSEMENT OF COSTS AND EXPENSES. Borrower will reimburse CNB for all costs and expenses relating to this Agreement including, but not limited to, filing, recording or search fees, audit or verification fees, appraisals of the Collateral and other out-of-pocket expenses, and reasonable attorneys' fees and expenses expended or incurred by CNB (or allocable to CNB's in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding.

     10.2 DISPUTE RESOLUTION.

          10.2.1 MANDATORY ARBITRATION. At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (1) this Agreement, and/or any renewals, extensions, or amendments thereto; (2) any of the Loan Documents; (3) any violation of this Agreement or the Loan Documents; (4) all past, present and future loans; (5) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (6) any aspect of the present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, and administered by the .American Arbitration Association ("AAA") in accordance with the California Arbitration Act (Title 9, CALIFORNIA CODE OF CIVIL PROCEDURE
Section 1280 ET. SEQ.) and the then existing Commercial

Rules of the AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal courts having jurisdiction thereof.

          10.2.2    REAL PROPERTY COLLATERAL.  Notwithstanding the provisions of
Section 10.2.1, no controversy or claim will be submitted to arbitration without the consent of all the parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation owed to CNB which is secured in whole or in part by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim will be determined as provided in Section 10.2.3.

          10.2.3 JUDICIAL REFERENCE. At the request of any party, a controversy or claim which is not submitted to arbitration as provided and limited in Sections 10.2.1 and 10.2.2 will be determined by a reference in accordance with CALIFORNIA CODE OF CIVIL PROCEDURE Sections 638 ET. SEQ. If such an election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with CALIFORNIA CODE OF CIVIL PROCEDURE Sections 644 and 645.

          10.2.4 PROVISIONAL REMEDIES, SELF HELP AND FORECLOSURE. No provision of this Agreement will limit the right of any party to: (1) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law, (2) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (3) exercise serf help remedies such as setoff, or
(4) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.

          10.2.5 POWERS AND QUALIFICATIONS OF ARBITRATORS. The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim. Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s). The laws of the State of California will govern. The arbitration award may include equitable and declaratory relief. All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

          10.2.6 DISCOVERY. The provisions of CALIFORNIA CODE OF CIVIL PROCEDURE Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

          10.2.7 MISCELLANEOUS. The arbitrator(s) will determine which is the prevailing party and will include in the award that party's reasonable attorneys' fees and costs (including allocated costs of in-house legal counsel). Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

     10.3 CUMULATIVE RIGHTS AND NO WAIVER. All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other. No failure or delay on the part of CNB in exercising any right or remedy will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such right or remedy will preclude any further exercise thereof or the exercise of any other right or remedy.

     10.4 APPLICABLE LAW.  This Agreement will be governed by California law.

     10.5 LIEN AND RIGHT OF SET-OFF. Borrower grants to CNB a continuing lien for all Obligations of Borrower to CNB upon any and all moneys, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to CNB from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower with, and any and all claims of Borrower against, CNB at any time existing. Upon the occurrence of any Event of Default, CNB is hereby authorized at any time and from time to time, without notice to Borrower or any other Person to setoff, appropriate and apply any or all items hereinabove referred to against all Obligations of Borrower whether under this Agreement or otherwise, and whether now existing or hereafter arising.

     10.6 NOTICES. Any notice required or permitted under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, properly addressed. For the purposes hereof, the addresses of the parties will, until further notice given as herein provided, be as follows:

     CNB:           City National Bank
                    13191 Crossroads Parkway North
                    City of Industry, California 91746
                    Attention: Account Manager

     with copy to:  City National Bank, Legal Department
                    400 North Roxbury Drive, Fifth Floor
                    Beverly Hills, California 90210-5021
                    Attention: Managing Counsel, Credit Unit

     Borrower:      Signature Eyewear, Inc.
                    498 North Oak Street
                    Inglewood, California 90302
                    Attention: Julie Heldman, President

     10.7 ASSIGNMENTS. The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB's successors and assigns and Borrower's successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of CNB.

     10.8 INDEMNIFICATION. Borrower will, at all times, defend and indemnify and hold CNB harmless from and against any and all Claims (as that term is defined in Section 5.13.4) arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein; (b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by this Agreement, the Loan Documents or any of the rights and properties assigned to CNB hereunder; and/or (c) any suit or proceeding that CNB may deem necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys' fees and court costs and all other costs and expenses incurred by CNB (or allocable to CNB's in-house counsel), all of which will be charged to and paid by Borrower and will be secured by the Collateral. Any obligation or liability of Borrower to CNB under this Section will survive the Termination Date and the repayment of all Loans and other extensions of credit and the payment or performance of all other Obligations of Borrower to CNB.

     10.9 COMPLETE AGREEMENT. This Agreement, together with other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement. This Agreement may be amended only in a writing signed by Borrower and CNB.

     10.10 HEADINGS. Section headings in this Agreement are included for convenience of reference only and do not constitute a part of the Agreement for any purpose.

     10.11 ACCOUNTING TERMS. Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect on the date hereof.

     10.12 SEVERABILITY. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.

     10.13 COUNTERPARTS. This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.

     10.14 JOINT AND SEVERAL. Should more than one Person sign this Agreement, the obligations of each signer will be joint and several.

     IN WITNESS WHEREOF, CNB and Borrower have caused this Agreement to be executed as of the date first specified at the beginning of this Agreement.

                              Signature Eyewear, Inc., a
                              California corporation


                              By:  /s/ Julie Heldman
                                  ----------------------------------
                                   Julie Heldman, President


                              City National Bank, a national
                              banking association


                              By:  /s/ Kenneth E. Barton
                                  ----------------------------------
                                   Kenneth E. Barton, Vice President

                                                                       EXHIBIT A

                              NOTICE OF BORROWING

     This Notice of Borrowing ("Notice") is executed and delivered by SIGNATURE EYEWEAR, INC., a California. corporation ("Borrower"), to CITY NATIONAL BANK, a national banking association ("CNB"), pursuant to Accounts Receivable and Inventory Loan Agreement "(Agreement") entered into by Borrower and CNB as of April 21, 1997 (Agreement). Terms not defined herein will have the meanings defined in the Agreement.

1. REQUEST FOR A REVOLVING CREDIT LOAN. Borrower requests a Revolving Credit Loan as follows:

     1.1  Interest Selection- State "LIBOR" or "Prime": ____________________

     1.2 Principal Amount of Loan: $______________________ [IF LIBOR LOAN, MINIMUM OF $500,000]

     1.3 LIBOR Loan- Effective Date of Interest Period:_____________________, 19___

     1.4 LIBOR Loan - Interest Period: __________ one (1), two (2), three (3), or six (6) month(s) [up to 180 days only]


2. CONVERSION TO LIBOR LOAN. Borrower requests conversion of the outstanding Prime Loan to a LIBOR Loan.

     2.1  Effective Date of Conversion:_____________________, 19__

     2.2  Principal Amount of Conversion: $________________ [MINIMUM OF
          $500,000]

     2.3 Interest Period:________ one (1), two (2), three (3), or six (6) month(s) [up to 180 days only]

3. RENEWAL OF LIBOR LOAN. Borrower requests renewing an outstanding LIBOR Loan as follows:

     3.1 Principal Amount of Renewal of LIBOR Loan: $_______________ [MINIMUM OF $500,000] (Amount of LIBOR Loan not renewed as a LIBOR Loan will be a Prime Loan)

     3.2 Date of Renewal:___________________,19___ [LAST DATE OF CURRENT INTEREST PERIOD]

     3.3  Interest Period:______________ 1 (one), two (2), three (3), or six (6)
          month(s) [up to 180 days only]

4. CONVERSION TO PRIME LOAN. A LIBOR Loan will automatically convert to a Prime Loan at the end of an Interest Period if CNB fails to timely receive a Notice for an outstanding LIBOR Loan.

5. WARRANTY. In connection with the action requested herein, Borrower hereby represents and warrants to CNB that, as of the date of such request, no Event of Default has occurred and is continuing.

     This Notice is executed on ______________,19___ by an authorized officer of Borrower, on behalf of Borrower.

"Borrower"                          Signature Eyewear, Inc., a
                                    California corporation


                                    By:
                                        ---------------------------------

                                    Its:
                                         --------------------------------